Exhibit 10.7
EMPLOYMENT AGREEMENT
          THIS AGREEMENT is made as of the July 24, 2007
B E T W E E N:
COREL INC
(the “Corporation”)
- and -
JEFF HASTINGS
(the “Executive”)
RECITAL:
          The Corporation and the Executive wish to enter into this Agreement to set out the rights and obligations of each of them respecting the Executive’s employment with the Corporation.
          NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:
1 Definitions
In this Agreement,
1.1	“Agreement” means this agreement as it may be amended from time to time;

1.2	“Affiliate” has the meaning attributed to such term in the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto, and includes an Associate;

1.3	“Associate” has the meaning attributed to such term in the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto;

1.4	“Benefits” has the meaning set out in section 6;

1.5	“Board” means the Board of Directors of Corel Corporation

1.6	“Business” means the development, marketing or sale of computer software for office productivity, graphics, or digital media, or any other software which the Corporation may be involved in developing, marketing, or selling during the term of this Agreement;

1.7	“Commencement Date” means August 10, 2007;

1.8	“Confidential Information” means all information, intellectual property (including trade secrets) and facts relating to, used or proposed to be used in the Business of the Corporation and its Affiliates, acquired by the Executive during any period in which the Executive was affiliated with the Corporation in the capacity of an employee, director or shareholder which is confidential based upon its nature or the circumstances surrounding its disclosure, and includes, without limiting the generality of the foregoing, information:
a)	relating to the Corporation’s or an Affiliate’s products and services or to the Corporation’s or a Affiliate’s research and development projects or plans;

b)	relating to the Corporation’s or an Affiliate’s trade secrets, technology, patentable and unpatentable inventions, discoveries, processes, test procedures and results, records, specifications, data, formulations, know-how, samples, specimens, manufacturing processes and regulatory information;

c)	relating to the Corporation’s or an Affiliate’s business policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Corporation’s or an Affiliate’s clients or suppliers;
1.9	“Change of Control”
a)	means any transaction or series of transactions, whether by way of consolidation, amalgamation, merger, reorganization or plan of amalgamation involving Corel Corporation, into any other person (other than an Affiliate of the Corporation or Vector);

b)	any transfer, conveyance, sale, lease, exchange or otherwise of all or substantially all of the assets of Corel Corporation, to any other person (other than Vector); and

c)	the lawful acquisition by any person, or by a group of persons acting jointly or in concert, of that number of voting shares of Corel Corporation, which is 35% or more of the total voting shares issued and outstanding immediately after such acquisition, unless Vector continues to hold a number of voting shares which represents a greater percentage than the first-mentioned person or group of persons.
Provided that shares of Corel Corporation acquired through a public offering shall be deemed to not result in a Change of Control.
1.10	“Date of Termination” has the meaning set out in section 7.1 of this Agreement;

1.11	“Disability” means the mental or physical state of the Executive such that:
a)	subject to applicable human rights legislation, due to illness, disease, mental or physical disability or similar cause, the Executive cannot substantially perform his duties as an employee, officer or director of the Corporation or any of its Subsidiaries, as applicable;

b)	a court of competent jurisdiction has declared the Executive to be mentally incompetent or incompetent to manage his affairs;

c)	the Executive is eligible for, has applied for, and has been accepted for long-term disability benefits under the Corporation’s long-term disability plan; or

d)	an attorney pursuant to a continuing power of attorney for personal care or similar instrument is appointed to manage the affairs of the individual due to the Executive’s mental incompetence;
1.12	“Just Cause” means:
a)	theft, fraud, dishonesty or willful misconduct by the Executive in connection with the executive’s duties or involving the property, business or affairs of the Corporation, or the carrying out of the Executive’s duties;

b)	the significant breach by the Executive in any material respect of the Executive’s employment agreement; or

c)	any other conduct that would be determined by the courts of California to constitute gross misconduct.

Anything herein to the contrary notwithstanding, Executive’s employment shall not be terminated for “Just Cause” above unless written notice stating the basis for the termination is provided to Executive, Executive is given thirty (30) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act), and Executive has an opportunity to be heard before the full Board of Directors, and, after such hearing, there is a majority vote of the non-employee directors of the Corporation to terminate Executive for Just Cause.

1.13	“Good Reason” means any of the following, unless consented to by the Executive:
a)	any material reduction in the Executive’s annual base salary, benefits or perquisites;

b)	any material reduction in the Executive’s ability to earn incentive compensation. A material reduction shall include any unreasonable change to targets and goals within any fiscal year or from year to year but shall exclude a reduction caused by the failure of the Corporation of the Executive to meet incentive compensation targets or goals; or

c)	any material reduction or material adverse change in Executive’s title, the nature or scope of the authorities, power, functions, responsibilities or duties of the executive;

d)	any breach by the Corporation of any of it’s obligations under this agreement.

e)	a relocation of Executive’s principal place of employment more than thirty-five (35) miles from its current location;

f)	the failure of any successor-in-interest to assume all of the obligations of the Corporation under this Agreement; or

g)	the assignment of duties that are substantially inconsistent with Executive’s training, education, professional experience and the job for which he was initially hired hereunder.
1.14	“Salary” has the meaning set out in section 3(a).

1.15	“Vector” means any entity or fund Affiliated with, or managed directly or indirectly by, Vector Capital Corporation or its Affiliates, or any other entity controlled, directly or indirectly, by such entities or funds

2 Employment of the Executive
2.1	The Corporation shall employ the Executive in the position of President and General Manager, Digital Media, of the Corporation for an indefinite period, subject to termination pursuant to section 7;

2.2	While employed by the Corporation:
i.	The Executive shall report to the Chief Executive Officer of Corel Corporation and shall perform such duties, have such responsibilities and exercise such powers and authorities as are assigned to him by the Chief Executive Officer from time to time; and

ii.	The Executive shall devote substantially all of his business time, attention and ability to the Business;

iii.	The Executive shall work out of the Fremont, California office, however Executive acknowledges that he will be required to spend at least 50% of his business time traveling to attend to running the business.
3 Remuneration
          Commencing and effective as of the Commencement Date, the remuneration of the Executive for services hereunder shall be as follows:
3.1	The Executive shall receive an annual gross salary (before deduction for income taxes and other required deductions) of USD $300,000, which shall be reviewed periodically and which may be increased (but not decreased without the prior written consent of the Executive) at the discretion of the Board (the “Salary”), payable in accordance with the policy of the Corporation for payments of salary to senior management.

3.2	The Executive shall also be eligible for an incentive bonus of USD $300,000 (subject to statutory withholdings and deductions), at target. The incentive bonus shall be paid based upon the successful realization of objectives set on a periodic basis by the Corporation in consultation with the Executive. All payments will be made by bank credit transfer. Subject to section 8, payment of the incentive bonus for fiscal year 2007 will be paid on a pro rata basis for the period of actual employment in the fiscal year and with all targets deemed to have been attained at the 100% level.

3.3	The Executive shall be eligible to participate in the Corporation’s equity incentive plan. The Executive hereby acknowledges that the granting of options or other equity incentives is made only to full time employees; solely at the Corporation’s discretion and that any such grant shall be subject to the terms and conditions of the grant and of the plan in effect, from time to time. Without limiting the foregoing, nothing in this Agreement shall in any way alter the terms and conditions of any grant or of the plan. At the first scheduled Compensation Committee meeting following Executives’ first day of employment, the Corporation shall recommend for approval a grant of 150,000 stock options which would vest according to the Corporation’s normal vesting schedule with 25% vesting on the one year anniversary date and remaining vesting quarterly thereafter. In addition, the Corporation will also recommend for approval a grant of 50,000 Restricted Share Units (“RSUs”) to be vested during the term of Executive’s employment such that 12,500 of the RSUs shall vest on the six (6) month anniversary date of the grant and the remaining 37,500 RSUs shall vest in increments of 6,250 at the end of each calendar quarter thereafter.
3.4	The Executive shall be entitled to participate in benefits as are enjoyed from time to time generally by its executives or its employees in accordance with the established practices and policies of the Corporation as the Corporation may in its absolute discretion create from time to time. In this regard, the Executive acknowledges having received a description of the benefits in force as of the date hereof.
4 Expenses
          The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive while employed by the Corporation in the performance of his duties under this Agreement (including attendance at industry, financing and other conferences relevant to the Executive’s performance of his duties hereunder), in accordance with the Corporation’s policy for reimbursement of expenses, upon presentation of receipts or such other supporting documentation as the Corporation may reasonably require.
5 Vacation
          The Executive shall be entitled while employed by the Corporation to 4 weeks vacation with pay per year, in accordance with its normal practices. Vacation shall be taken by the Executive at such time as may be reasonably acceptable to the Corporation having regard to its operations.

6 Benefits
          While the Executive is employed by the Corporation, the Corporation shall provide to the Executive the benefits made generally available to its executives or its employees (the “Benefits”). The Benefits shall be provided in accordance with and subject to the terms and conditions of the applicable fund, plan or arrangement relating thereto in effect from time to time.
7 Termination
7.1	The employment of the Executive shall terminate or be terminable:
a)	by retirement or resignation on not less than 1 months written notice, of the Executive;

b)	by the Corporation at any time on written notice to the Executive for Just Cause;

c)	by the Corporation or the Executive at any time on written notice because of the occurrence of Disability;

d)	automatically upon the death of the Executive;

e)	by the Corporation at any time on written notice without Just Cause; or

f)	by the Executive on written notice for Good Reason
8 Payments on Termination of Employment
8.1 If the employment of the Executive is terminated for retirement or resignation, pursuant to section 7.1 (a), the Executive will receive payment for Salary, earned but unpaid incentive bonus, and accrued but unused vacation owing on the Date of Termination.
8.2 If the employment of the Executive is terminated for Just Cause, pursuant to section 7.1 (b), the Executive will receive payment for Salary and accrued but unused vacation owing on the Date of Termination.
8.3 If the employment of the Executive is terminated at any time by the Corporation for Disability pursuant to section 7.1(c), by the death of the Executive pursuant to section 7.1(d), by the Executive without Just Cause pursuant to section 7.1(e), or by the Executive for Good Reason pursuant to section 7.1(f), the following provisions shall apply conditional on the Executive (or the Executive’s legal representative in the case of termination by reason of death) providing a mutual full and final release to the Corporation in the form attached hereto as Schedule A:

a)	The Corporation shall pay to the Executive, immediately following the Date of Termination, if not already paid, the Executive’s Salary and earned but unpaid incentive bonus, and accrued but unused vacation owing at the Date of Termination;

b)	The Corporation shall pay to the Executive forthwith following the Date of Termination, a lump sum payment equivalent (less deduction for income taxes and other required deductions) to twelve (12) month’s Salary.

c)	The Executive shall continue to receive health benefits for a period of twelve (12) months following the Date of Termination, to the extent the Corporation is permitted by the terms of the relevant benefit plan(s) to provide such health benefits and, to the extent the Corporation is not so permitted, the Corporation shall make a payment equal to the cost to the Corporation of such benefits for said period;

d)	The Corporation shall reimburse expenses incurred by the Executive on or prior to the Date of Termination for which the Executive would be entitled to reimbursement but for the termination of his employment hereunder;

e)	The vesting of the Executive’s RSUs referred to in 3.3 above shall accelerate, if required, such that all such RSUs shall be fully vested upon the Date of Termination; and

f)	The Executive shall receive an additional twelve (12) months of accelerated vesting of any outstanding equity awards and all vested stock options shall be exercisable for twelve (12) months from the Date of Termination.
8.4 In the event the Executive is terminated by the Corporation without Just Cause within twelve (12) months following a Change of Control or the Executive terminates his employment for Good Reason within twelve (12) months following a Change of Control, then in either case, in addition to receiving the payments and benefits referred to in section 8.3, conditional on the Executive providing a full and final release to the Corporation in the form attached hereto as Schedule A, the vesting of the Executive’s stock options referred to in 3.3 above shall accelerate, to the extent required, such that effective upon the Date of Termination at least 50% of the options previously granted to the Executive shall become fully vested; and exercisable for twelve (12) months from the Date of Termination.
8.5 The Executive is not obligated to mitigate his damages or to seek alternative employment. The payments refereed to in section 8.3 (b) shall not be reduced if the Executive obtains alternate employment following termination.

8.6 The Executive acknowledges and agrees that the provisions of this section 8 are in satisfaction of and substitution for any and all statutory and common law rights, including without limitation, any right to reasonable notice of termination or any incentive bonus related to any partially completed fiscal year as tat the Date of Termination or thereafter.
9 Resignation as a Director and Officer
               On the Executive ceasing to be an employee of the Corporation for any reason, the Executive shall forthwith resign as a director and officer of the Corporation and all of its Affiliates (unless such position is established through a shareholder agreement or other contractual right).
10 D & O Indemnification and Insurance
               The Executive shall be indemnified by the Corporation in his role as an officer thereof for all actions taken in the attempted performance in good faith of Executive’s duties to the full extent permitted at law.  The Corporation shall maintain appropriate Directors & Officers Insurance during the term of Executive’s employment and for three (3) years following the Date of Termination.
11 Non-Solicitation
11.1	The Executive shall not, during his employment and for the period ending twelve (12) months after the Date of Termination, directly or indirectly induce or solicit or attempt to induce:
(i)	any employee of the Corporation of any of its Affiliates as of the date of Termination to leave his or her employment; or

(ii)	any customer of the Corporation of any of its Affiliates as of the Date of Termination to cease doing business with the Corporation or any of its Affiliates and/or to purchase products or services from any other party which products or services compete with the products and services of the Corporation.
11.2 The Executive shall not, during his employment, directly or indirectly in any manner whatsoever including either individually, or in partnership, jointly or in conjunction with any other person, or as principal, agent, owner, consultant, contractor, executive, officer, director, advisor or shareholder:
a)	be engaged in any Competing Entity (as defined below);

b)	have any financial or other interest (including an interest by way of royalty or compensation arrangements) inor in respect of the business of any Competing Entity; or
c)	advise, render or provide services to, lend money to or guarantee the debts or obligations of any Competing Entity.
For the purposes of this Agreement, a Competing Entity are defined as Microsoft; Adobe, Google, Yahoo, Sun; Sony, Sigmaflow; ACD Systems; Autodesk; Quark, Pinnacle, Sonic, Nero, Cyberlink, Avid, Muvee, and Magix or any of their successors, and, on notice to the Executive, other entities that the Corporation may add to this definition, from time to time before termination of the Executive’s employment, acting in good faith, whose business consists of developing or marketing word processing, spreadsheet, presentation, process management, flowcharting, digital imaging or graphics software which the Corporation determines is in competition with its business.
Nothing in this Agreement shall prevent the Executive from owning not more than 5% of any class of securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over the counter market in Canada which carries on a business which is the same as or which competes with the business of the Corporation or any of its Affiliates;
12 Confidentiality
12.1 The Executive agrees that all Confidential Information is the property of the Corporation or its Affiliates and that he shall keep the Confidential Information secret and confidential and shall not use (other than in connection with his employment with the Corporation or any of its Affiliates) or disclose to any person, directly or indirectly, any Confidential Information at any time hereafter, provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:
a)	the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

b)	disclosure is required to be made by any law, regulation, governmental body, or authority or by court order; or

c)	disclosure is made to a court or other governmental regulatory or arbitral body which is determining the rights of the parties under this Agreement;
12.2 The Executive acknowledges and agrees to return to the Corporation or destroy upon the Corporation’s request, upon the termination of his employment under this Agreement, all records, books, samples, paper, notes or other documents or assets belonging to the Corporation or any Affiliate or relating to their business and to return or destroy upon the Corporation’s request, any written Confidential Information;
12.3 The Executive further acknowledges and agrees that the obligations under this section 12 shall exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, of or termination of this Agreement by the Corporation;
12.4 For greater certainty, the Corporation acknowledges that this section 12 is not intended to apply to the skill, expertise, know-how and experience of the Executive gained in the performance of his employment or with respect to any skill, expertise, know-how and experience the Executive obtained prior to or outside his employment or directorship duties with the Corporation.
13 Intellectual Property
               The Executive hereby assigns the Corporation his entire right, title and interest in any invention, work or formula, whether patentable or not or copyrightable or not, which is conceived or made solely by the Executive or jointly by the Executive and any other person or persons during the Executive’s employment and which relates in any manner to the Business, research or other activities of the Corporation or which results from any task assigned to or performed by the Executive on behalf of the Corporation. The Executive covenants and agrees that (i) he shall promptly disclose to the Corporation any invention or work covered by this paragraph, (ii) if requested by the Corporation, he shall promptly execute a specific assignment of title to the Corporation for such invention or work, and (iii) he shall take all reasonable actions necessary to assist the Corporation, at the Corporation’s expense, to secure patent or copyright protection in the United States, Canada and in foreign countries.
14 Remedies
               The Executive acknowledges that a breach or threatened breach by the Executive of any provision of any of sections 11, 12 or 13 of this Agreement shall result in the Corporation and/or its Affiliates suffering irreparable harm which cannot be calculated or fully or adequately compensated by the recovery of damages alone. Accordingly, the Executive agrees that the Corporation and/or its Affiliates shall be entitled to (and the Executive shall not argue or take a position that the Corporation or any Affiliate shall not suffer irreparable harm) interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation and/or its Affiliates may become entitled.
15 Notice
               Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by delivery by hand as hereinafter provided. Any such notice or other communication, if mailed by registered mail, shall be deemed to have been received on the day such mail is delivered by the post office, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the business day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:
if to the Executive:
Jeff Hastings
754 Jordan Ave.,
Los Altos, CA  94022
if to the Corporation:
Corel Inc, c/o Corel Corporation
1600 Carling Avenue
Ottawa, Ontario K1Z 8R7

Attention: General Counsel
Telecopier No: (613) 725-2691
16 Assignment
               This Agreement shall be assignable by the Corporation but shall not be assignable by the Executive.
17 Invalidity of Provisions
               Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.
18 Entire Agreement
               This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to the Executive except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid. Any dispute or ambiguity between the Agreement, the terms of this Agreement shall apply, unless there is clear and convincing evidence that another agreement mutually agreed to by the parties supersedes such term of this Agreement.
19 Waiver, Amendment
               Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.
20 Currency
               Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States currency.
21 Governing Law
               This Agreement shall be governed by and construed in accordance with the laws of the State of California.
22 Severability and Judicial Modification
               If any provision of this Agreement is held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.
23 Counterparts
               This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Counterpart signature pages may be delivered by facsimile.
24 Acknowledgement
Each of the Corporation and the Executive acknowledges that:
a)	he or it has had sufficient time to review and consider this Agreement thoroughly;

b)	he or it has read and understands the terms of this Agreement and his or its obligations hereunder;

c)	he or it was afforded the opportunity to retain independent legal advice concerning the interpretation and effect of this Agreement; and

d)	this Agreement is entered into voluntarily and without any pressure.
               IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

SIGNED, SEALED & DELIVERED	)	For: Corel Inc.

in the presence of	)	/s/ DAVIDDOBSON

	)	David Dobson

	)	For: Executive

Witness

	)	/s/ JEFF HASTINGS

Witness Name (Printed))		Jeff Hastings